Exhibit 10.2

Tempur Sealy International, Inc.

1000 Tempur Way

Lexington, Kentucky 40511

CONFIDENTIAL

March 10, 2016

W. Timothy Yaggi

c/o Tempur Sealy International, Inc.

1000 Tempur Way

Lexington, KY 40511

Re:	Termination of Employment

Dear Tim:

You and Tempur Sealy International, Inc. (the “Company”), entered into an Employment and Non-Competition Agreement dated as of February 4, 2013 (as amended to date, the “Employment Agreement”). Each capitalized term used herein but not defined shall have the meaning ascribed to it in the Employment Agreement.

You and the Company have agreed that your employment with the Company will terminate effective March 31, 2016. Because this was a mutual decision, not directly addressed by the Employment Agreement, you and the Company have also agreed on the terms of your separation as set forth below.

Accordingly, this letter agreement (the “Agreement”) will confirm our agreement as follows:

1. Termination of Employment. Your employment with the Company will terminate effective March 31, 2016. You agree to resign from all positions as officer and/or director of the Company and all of its subsidiaries effective March 31, 2016 or sooner if requested by the Company.

2. Compensation and Benefits Matters. Notwithstanding any conflicting provision in the Employment Agreement:

(a)	Salary. You will be entitled to payment of your Base Salary (at the rate of $690,000 per annum) through March 31, 2016, paid in accordance with the Company’s standard payroll practices.

(b)	Vacation. You are entitled to payment for your accrued vacation time through March 31, 2016, which we calculate as $13,269.20 as of March 31, 2016.

(c)	Expense Reimbursement. You are entitled to expense reimbursement as provided in Section 2.9 of the Employment Agreement.

(d)	Section 3.2 Payment. You are entitled to a cash payment in the amount of $137,622, representing the amount referred to in Section 3.2(a)(ii) of the Employment Agreement, based on a termination date of March 31, 2016, to be paid within 5 business days after the effectiveness of the release and waiver referred to below.

(e)	Retention Program. You will be entitled to the $1,000,000 retention payment to be made pursuant to the retention program adopted in June 2015, payable at the same time as retention payments are paid to other qualifying executives under the program after May 31, 2016, but not later than July 30, 2016.

(f)	Equity Arrangements. You will be entitled to a pro rata portion of your 2016 equity grants, based on the employment termination date of March 31, 2016, and this remaining portion will be subject to any remaining time based vesting and performance conditions. Your grant of aspirational PRSUs on October 26, 2015 will be forfeited. Your other equity awards granted prior to 2016 will remain outstanding, subject to any remaining time-based vesting and performance conditions. Your outstanding stock option awards will in certain cases have shorter exercise periods as described in Annex A. Annex A confirms certain details regarding your equity incentive grants. You and the Company agree to execute and deliver any amendments or other documentation to further evidence this treatment of the outstanding equity awards.

(g)	Outplacement. The Company will provide outplacement services for you in accordance with the Company’s policy for senior executives.

(h)	Benefits Maintenance; Severance. The Company will provide continuation of welfare plans of the Company as provided in Section 2.5 of the Employment Agreement, for 12 months after the Closing (and not two years as provided in Section 3.2(a) of the Employment Agreement). The Company will not pay any severance as provided in Section 3.2(a) of the Employment Agreement.

(i)	COBRA Coverage. You will receive a separate notice from the Company summarizing your COBRA rights.

All of the payments and benefits referred to above will be subject to any applicable withholdings. In addition, the payments and benefits referred to in paragraphs (d), (e), (f), (g) and (h) above are subject to your execution and delivery of a release and waiver in the form of Annex B hereto, which you agree to execute and deliver on April 1, 2016. Except as set forth above in this Section 2, you will not be entitled to any other compensation or benefits after March 31, 2016.

3. Consulting. (a) You agree to provide consulting services from time to time from April 1, 2016 through March 31, 2017 (the “Consulting Period”). The services to be provided will include being reasonably available by phone and email for consultation on transition matters, providing information to other members of the senior management team, reviewing plant performance and other operating issues as requested by the Company’s CEO, and such other consulting services requested by the Company’s CEO. Unless you otherwise agree you will not be required to travel to provide these consulting services, and will not be required to work a minimum number of hours every month. If during the Consulting Period you start employment with another employer, the Company will make reasonable accommodations to ensure that the provision of these services does not unreasonably interfere with your new position, and the Company will continue the payments referred to in paragraph (b) below for the remainder of the Consulting Period. You agree to comply with all written policies of the Company applicable to consultants.

(b) In consideration for the consulting services, during the Consulting Period the Company will pay you consulting fees in the amount of $62,500 per month, payable monthly in arrears and subject to any applicable withholding. The Company retains the right to terminate the consulting services for any reason, subject to the Company’s obligations to pay all fees that would otherwise have become payable during the remainder of the Consulting Period in a lump sum within 30 days of such termination.

4. Non-Disparagement. The Company agrees that it will not issue any press release or authorize any person make any official public statement that disparages you; provided however, that nothing in the foregoing shall be deemed to prevent the Company from complying with its disclosure obligations under applicable law, legal process, subpoena, the rules of any stock exchange, or legal requirement or as part of a response to an request for information from any governmental authority with jurisdiction over the party from whom information is sought. You agree that you will not issue any press release or make any other public statements that disparage the Company; provided however, that nothing in the foregoing shall be deemed to prevent you from complying with your disclosure obligations under applicable law, legal process, subpoena, the rules of any stock exchange, or legal requirement or as part of a response to an request for information from any governmental authority with jurisdiction over the party from whom information is sought.

5. Notice. You agree you will promptly provide the Company a new address for any notices to be delivered pursuant to Section 6.1 of the Employment Agreement.

6. Miscellaneous. This Agreement, together with the Employment Agreement (as modified hereby), the Release and Waiver that is Annex B hereto, and the surviving equity award agreements referred to in Annex A constitute the entire understanding and the full and complete agreement of the parties and supersede and replace any prior understanding and agreements among the parties with respect to the subject matter hereof. The provisions of Article V (“Agreement to Submit All Existing or Future Disputes to Binding Arbitration”), Section 6.3 (“Miscellaneous”), Section 6.4 (“Assignability”), Section 6.5 (“Severability”), Section 6.6 (“Waiver of Breach”), Section 6.7 (“Governing Law; Jurisdiction; Construction”) and Section 6.9 (“Tax Compliance”), of the Employment Agreement will apply to this Agreement.

7. No Wrongdoing by You or the Company. It is understood and agreed by the parties to this Agreement that nothing in this Agreement or the Employment Agreement constitutes an admission of any liability, violation of law or wrongdoing of any kind or nature whatsoever on the part of either the Company or you.

8. Consideration. You acknowledge that you have been advised to consult with an attorney of your choice prior to signing this Agreement; and that you have been given at least twenty-one (21) days to review and consider the contents of this Agreement, but that you may choose to execute the Agreement sooner. You further acknowledged that this Agreement is being signed by you knowingly and voluntarily without coercion or duress and that it is revocable for a seven (7) day period after execution, after which it will become automatically effective and enforceable without any further act by you unless specifically revoked by you during such seven (7) day period. You understand that the payments and benefits outlined in this Agreement and any other consideration hereunder (other than payment of Base Salary through March 31, 2016 and reimbursement of expenses), are conditional upon your execution of this Agreement and will not be paid until after the seven (7) day revocation period has expired. You further agree and understand that if you revoke, attempt to revoke or otherwise breach this Agreement, you must return to the Company the full amount of any amounts (other than payments of Base Salary through March 31, 2016 and reimbursement of expenses) received or provided to you as set forth above or in the Employment Agreement, without offset for any reason at the time of revocation or breach.

9. Survival of Certain Employment Agreement Provisions. We would also like to take this opportunity to remind you that, notwithstanding the termination of your employment with the Company, certain of your obligations under the Employment Agreement and other agreements that you may have signed during your employment with the Company continue. These obligations include, but may not be limited to, obligations relating to Confidential Information and Trade Secrets, as well as non-competition and non-solicitation, as set forth in Article IV of the Employment Agreement.

10. Reports to Government Entities. Nothing in this Agreement, including the Non-Disparagement clause and the Release and Waiver that is Annex B hereto, or in the Employment Agreement or any other agreement between you and the Company, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”), the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, you are waiving your right to receive any individual monetary relief resulting from such claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement, except where such limitations are prohibited as a matter of law (e.g. under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§ 1514A). You do not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. You are not required to notify the Company that you have engaged in such communications with the Regulators.

11. No Other Amounts Due. You acknowledge that the Company has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and that the Company has no obligation to pay any additional amounts other than the payments described in paragraphs 2(d), (e), (f), (g) and (h) and Section 3 of this Agreement.

12. Medicare Disclaimer. You represent that you are not a Medicare beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare beneficiary, you agree to contact a Company Human Resources representative for further instructions.

13. Tax Compliance.

(a) You acknowledge that the Company may withhold from any amounts payable hereunder any amounts required to be withheld under federal, state or local law and any other deductions authorized by you. You and the Company agree that each will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A of the Code (together with any implementing regulations, “Section 409A”) while preserving insofar as possible the economic intent of the respective provisions, so that you will not be subject to any tax (including interest and penalties) under Section 409A.

(b) For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c) With respect to any reimbursement of your expenses, or any provision of in-kind benefits to you, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” as determined pursuant to Section 409A as of the date of your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is payable during the first six (6) months following your “separation from service” shall be paid or provided to you in a cash lump-sum on the first business day of the seventh (7th) calendar month immediately following the month in which your “separation from service” occurs or, if earlier, upon your death. In addition, any payments or benefits due hereunder upon a termination of your employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to you (or your estate) upon a “separation from service” as defined in Section 409A. Finally, for the purposes of this Agreement, amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 – A-6.

(e) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Section 409A. To the extent that you are provided any consideration or revocation period operating as a precondition to your entitlement to a payment that extends, or by its terms could extend, beyond the current tax year, payment will be made in the later tax year to the extent required in order to comply with the provisions of Section 409A.

Please sign where indicated below to confirm your agreement with the foregoing.

Best regards,

TEMPUR SEALY INTERNATIONAL, INC.

By:	/s/ Scott Thompson
Name:	Scott Thompson
Title:	Chairman and CEO

Agreement Confirmed:

/s/ W. Timothy Yaggi	March 10, 2016
W. Timothy Yaggi

Annex A

Summary of Equity Awards

Item	Grant Type	Agreed Treatment
2013 Long-Term Incentive Grant	Vested Stock Options: 50,369	02/22/2013 Non-Qualified 37.05 2003 Executives: 50,369 Outstanding Stock Options. Options have a new expiration date of 3/30/2019, and are exercisable through this date.

2014 Long-Term Incentive Grants	Vested Stock Options: 10,326	02/28/2014 Non-Qualified 51.87 Exec 2013: 10,326 Outstanding Stock Options. Options have a new expiration date of 3/30/2019, and are exercisable through this date.

Unvested Stock Options: 5,163

2/28/2014 Non-Qualified 51.87 Exec 2013: 5,163 Unvested Stock Options.

Options will continue to vest according to original vesting schedule, and upon vesting will become exercisable through 3/30/2019.

Options vest as follows:

02/28/2017: 5,163

PRSU Award (3 Year Term): 10,844

02/28/2014 PRSU with 3-year designated period: 10,844 PRSUs.

PRSUs remain outstanding, based on the extent to which the Performance Metrics for the Designated Period are achieved. Shares, if earned, will be issued during the first quarter of 2017. The number of Shares subject to the PRSU Award remains subject to adjustment to the Final Award based upon Performance as determined at the end of the Determination Period.

2015 Long-Term Incentive Grants	Vested Stock Options: 10,691	02/27/2015 Non-Qualified 57.51 Exec 2013: 10,691 Outstanding Stock Options. Options have a new expiration date of 3/30/2019, and are exercisable through this date.

Unvested Stock Options: 21,381

02/27/2015 Non-Qualified 57.51 Exec: 21,381 Unvested Stock Options.

Options will continue to vest according to original vesting schedule, and upon vesting will become exercisable through 3/30/19.

Options vest as follows:

2/27/17: 10,691

2/27/18: 10,690

PRSU Award: 22,135

02/27/2015 PRSU Exec: 22,135 PRSUs

PRSUs remain outstanding, based on the extent to which the Performance Metrics for the Designated Period are achieved. Shares, if earned, will be issued during the first quarter of 2018. The number of Shares subject to the PRSU Award remains subject to adjustment to the Final Award based upon Performance as determined at the end of the Determination Period.

2015 Special Aspirational Grant	PRSU Award: 170,000	10/26/2015 PRSU Exec: 170,000 PRSUs. PRSUs will be forfeited as of 3/31/2016 per grant agreement.

2016 Long-Term Incentive Grants	PRSU Award: 35,587

02/11/2016 PRSU Exec: 35,587 PRSUs

PRSUs are pro-rated down based on full calendar months elapsed from the beginning of the designated period to separation of employment. Pro-rated PRSUs will vest according to original vesting schedule if performance metric is achieved in the designated period

PRSUs are pro-rated as follows:

As of 3/31/2016: 8,897 (3 full months pro-ration)

2/11/17: 2,225

2/11/18: 2,224

2/11/19: 2,224

2/11/20: 2,224

The number of Shares subject to the PRSU Award remains subject to meeting the Performance metric as determined at the end of the Determination Period.

Note: Release of Claims Required. No right to participate in matching PRSU program.

Annex B

Form of General Release

Annex B to Separation Agreement

RELEASE AND WAIVER

This Release and Waiver (the “Release”) is made and entered into by and between W. Timothy Yaggi (the “Employee”) and Tempur Sealy International, Inc. (the “Company” or the “Employer”) effective as of ___________, 2016. As a condition precedent to receiving certain of the payments and benefits set forth in the Employment and Non-Competition Agreement by and between the Employee and the Company, dated as of February 4, 2013 (the “Employment Agreement”), as modified by the letter agreement dated as of March 10, 2016 between the Employee and the Company (the “Separation Agreement”), the Employee, for good and valuable consideration and intending to be legally bound, hereby agrees as follows:

1. Acknowledgement of Scope. The Employee agrees that, by entering into this Release, the Employee is binding the Employee’s heirs, executors, administrators, insureds and assigns, as well as any and all others acting through or on the Employee’s behalf. The Employee also agrees that the Employee’s release of the Company, set out below, includes a release of the Company’s present and former parent(s), wholly owned or partially owned subsidiaries and affiliates as well as all of their agents, directors, stockholders, officers, employees, representatives, attorneys, divisions and all of their predecessors, successors, heirs, executors, administrators and assigns, in each case in its capacity as listed above (collectively, the “Releasees”).

2. Full General Release of All Claims. The Employee agrees to, and hereby does, release the Releasees from any and all legal and equitable claims, of any nature whatsoever, against any of the Releasees, arising out of events occurring before, on or as of the date of execution of this Release as set forth on the Employee’s signature line hereto.

3. Specific Release of All Other Employment Law Claims. The Employee agrees that, except as provided in Section 6 of this Release, claims being released under Section 2 include, but are not limited to, any and all claims against Releasees arising under any federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions and/or common law(s), from any and all actions, causes of action, lawsuits, debts, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses of any and every nature whatsoever, both legal and equitable, whether known or unknown, which the Employee had, has ever had, now has or may have against them, including, but not limited to, (a) any and all claims which were, or could have been asserted in any lawsuit, (b) any and all claims arising out of the Employee’s employment by the Company and separation from said employment, (c) any and all claims of discrimination or retaliation arising under local, state or federal law including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq.; 42 U.S.C. §§ 1981, 1981A, 1983 and 1985; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Federal Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq.; Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 301 et seq.; Executive Order 11246, each, as amended, and all other such similar statutes, city or county ordinances or resolutions and anti-discrimination laws of the Commonwealth of Kentucky including, but not limited to the Kentucky Civil Rights Act, Kentucky Equal Opportunities Act, Kentucky Wage Discrimination Because of Sex Law, Kentucky Military Leave and Re-Employment Rights statute, Kentucky Equal Pay Act, Kentucky Workers’ Compensation Retaliation Law, Kentucky Leave of Absence to Adopt a Child Law, Kentucky Wage and Hours Act, Kentucky Minimum Wage Law, Kentucky Occupational Safety and Health laws, and Kentucky Penalty No Bar to Civil Recovery law; (d) any and all tort claims including, but not limited to, claims of wrongful termination, constructive discharge, defamation, invasion of privacy, interference with contract, interference with prospective economic advantage and intentional or negligent infliction of emotional distress and outrage, (e) any and all contract claims whether express or implied, (f) any and all claims for unpaid wages, benefits or entitlements asserted under the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq. or under Kentucky wage and hour laws, (g) any and all claims for unpaid benefits or entitlements asserted under any Company plan, policy, benefits offering or program except as otherwise required by law, (h) any and all claims under Kentucky workers’ compensation laws, (i) any and all claims for attorneys’ fees, interest, costs, injunctive relief or reinstatement to which the Employee is, claims to be or may be, entitled, and (j) any and all claims of age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., as amended, or under local or state civil rights laws.

4. Release of ADEA Claims. By execution of this Release, the Employee expressly waives any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 621 et seq., and further expressly acknowledges and understands the following: (a) that the waiver set forth in this paragraph, including all subparagraphs, is between the Employee as an individual and the Company and the Releasees, and is written in a manner that is fully understood by the Employee; (b) that the waiver set forth in this paragraph, including all subparagraphs, refers to rights or claims arising under the ADEA; (c) that by the Employee’s execution of this Release, the Employee does not waive any rights or claims under the ADEA that may arise after the date this Release is executed; and (d) that the waiver of rights or claims arising under the ADEA contained in this Release is in exchange for the consideration set forth herein and is above and beyond that to which the Employee is entitled.

5. Assignment of All Claims. Except as reserved in Section 6 below, the Employee hereby assigns to the Company, without restriction, any and all suits, actions, charges or claims, of any nature whatsoever, known or unknown, accrued or not accrued, against any of the Releasees. The Employee, for and on behalf of the Employee and the Employee’s beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that they will not file or otherwise submit any charge, claim, complaint, arbitration request, or action to any agency, court, organization, or judicial forum, including but not limited to all federal, state, and local forums, against the Releasees. Nor will the Employee permit any person, group of persons, or organization to take such action on the Employee’s behalf against the Releasees arising out of any actions or non-actions on the part of the Releasees arising before execution of this Release. The Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on the Employee’s behalf, the Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed. The provisions of this paragraph or any other paragraph in this Release shall not be construed to prevent the Employee from filing a charge with the Equal Employment Opportunity Commission or similar agency, only to the extent the Employee is permitted to do so by law, notwithstanding the provisions of this Release to the contrary. The Employee understands that the provisions of this Section mean that, except as may otherwise be provided by law, the Employee cannot bring a lawsuit in any forum (whether it be foreign, federal, state, or local) against the Releasees for any reason.

6. Only Exceptions to Release and Assignment. Notwithstanding any other provisions of this Release, nothing in this Release shall be construed to be a release or assignment of any claim by the Employee for the following: (a) claims against the Company for failure to perform its obligations under this Release; (b) claims against the Company for failure to perform its obligations under the Separation Agreement or any of the surviving equity award agreements referred to in Annex A of the Separation Agreement; and (c) for retirement benefits under any pension, retirement or retirement savings plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, in which the Employee is a participant by virtue of the Employee’s employment with the Company, to benefit claims under any employee welfare benefit plan, including disability or life insurance, based on events occurring after the Employee’s execution of this Release, or to any rights the Employee may have to continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986. To obtain disbursements pursuant to any plan identified in this Section, the Employee shall provide the Company with any necessary notices and elections required by the plan documents, ERISA, and any other applicable laws.

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7. Representations Concerning Certain Claims. The Employee acknowledges that as of the date this Release is executed, the Employee: (a) has not suffered a work-related injury that has not been properly disclosed to the Company; and (b) has been paid in full all wages due and owing for any and all work performed for the Company, and that the Employee is not aware of any facts or circumstances constituting a violation by the Company of the Fair Labor Standards Act, the Kentucky wage act or wage orders, or similar state laws.

8. Return of Property. The Employee agrees to return all Company property prior to the close of business on March 31, 2016.

9. Notice. The Employee agrees the Employee will promptly provide the Company a new address for any notices to be delivered pursuant to Section 6.1(b) of the Employment Agreement.

10. Miscellaneous. This Release, together with the Employment Agreement, the Separation Agreement and the surviving equity award agreements referred to in Annex A of the Separation Agreement, constitute the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties with respect to the subject matter hereof. The provisions of Article V (“Agreement to Submit All Existing and Future Disputes to Binding Arbitration”), Section 6.3 (“Miscellaneous”), Section 6.4 (“Assignability”), Section 6.5 (“Severability”), Section 6.6 (“Waiver of Breach”), Section 6.7 (“Governing Law; Jurisdiction; Construction”) and Section 6.9 (“Tax Compliance”), of the Employment Agreement will apply to this Release.

11. No Wrongdoing by The Employee or the Company. It is understood and agreed by the parties to this Release that nothing in this Release or the related Separation Agreement constitutes an admission of any liability, violation of law or wrongdoing of any kind or nature whatsoever on the part of either the Company, the Releasees or the Employee.

12. Consideration. The Employee acknowledges that the Employee has been advised to consult with an attorney of the Employee’s choice prior to signing this Release; and that the Employee has been given at least twenty-one (21) days to review and consider the contents of this Release, but that the Employee may choose to execute the Release sooner. The Employee further acknowledges that this Release is being signed by the Employee knowingly and voluntarily without coercion or duress and that it is revocable for a seven (7) day period after execution, after which it will become automatically effective and enforceable without any further act by the Employee unless specifically revoked by the Employee during such seven (7) day period. The Employee understands that the payment of amounts outlined in this Release and the Separation Agreement (other than payment of base salary through March 31, 2016 and reimbursement of expenses), and any other consideration hereunder, are conditional upon the Employee’s execution of this Release and will not be paid until after the seven (7) day revocation period has expired. The Employee further agrees and understands that if the Employee revokes, attempt to revoke or otherwise breaches this Release, the Employee must return to the Company the full amount of any payments received or provided to the Employee as set forth above or in the Separation Agreement (other than payment of base salary through March 31, 2016 and reimbursement of expenses), without offset for any reason at the time of revocation or breach.

13. The Employee’s Representations and Warranties. The Employee represents and warrants that the Employee has done nothing prior to signing this Release that would violate or that is contrary to any of the covenants set forth herein or in the Separation Agreement or Employment Agreement. The Employee acknowledges that the Company is entering into this Release and the Separation Agreement in reliance upon the Employee’s warranties and representations herein and in the Separation Agreement and the Employment Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Release as of the date and year first set forth above.

W. Timothy Yaggi

ACCEPTED:

TEMPUR SEALY INTERNATIONAL, INC.

By:
Title:

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